Pipex Therapeutics’ COPREXA™ Pivotal Clinical Trial Results Presented at NIH-Sponsored Wilson’s Disease Association Conference

Primary Endpoint Achieved, a Statistically Significant Reduction (p<0.05) in Neurologic Worsening Compared to Copper Chelator Trientine

Ann Arbor, Michigan, November 7, 2006 -- Pipex Therapeutics, Inc. (OTC BB: SFPH), a specialty pharmaceutical company developing innovative late-stage drug candidates for the treatment of neurologic and fibrotic diseases, announced today that the pivotal clinical trial results of its lead drug candidate, COPREXA™ (oral tetrathiomolybdate) a new treatment being developed for initially-presenting neurologic Wilson’s Disease, were presented at the Wilson’s Disease Association Annual Meeting in Bethesda, MD.

Neurologically-presenting Wilson’s disease, a genetic disease involving impaired hepatic copper excretion results in excessive levels of toxic free copper in the systemic circulation and CNS. These increased levels of free copper cause significant neurologic damage, resulting in tremors, impaired speech, and Parkinson’s like dystonia.

In this double-blind, randomized, comparator, pivotal clinical trial, 48 Wilson’s disease patients were initially treated with either trientine (Syprine®), a copper chelator approved as second line therapy for the treatment of Wilson’s disease, or COPREXATM. Galzin® (zinc acetate) maintenance therapy followed for a period of two years. Patients treated with trientine demonstrated a 26% incidence (6 of 23) of neurologic worsening. On the other hand, patients treated with COPREXATM demonstrated only a 4.0% incidence (one of 25) of neurologic worsening (p<0.05). This pivotal study also suggested that neurologic deterioration during the initial treatment phase is an important prognostic indicator of survival, a critical long-term clinical outcome for Wilson’s disease patients.

The results from this study are consistent with our earlier clinical trial in which COPREXA™ was administered to 55 initially-presenting neurologic Wilson’s disease patients. Galzin® maintenance therapy followed for a period of two years. During that follow-up period, neurologic function was assessed with scored neurologic and speech tests. A highly statistically significant improvement was reached with respect to annual quantitative neurologic scores, as compared to baseline (p<0.002). Annual quantitative speech scores also yielded a highly statistically significant improvement (p<0.001) as compared to baseline. Importantly, only 2 of the 55 patients, or 3.6% of the patients treated with COPREXATM, showed further neurologic deterioration. This compares very favorably to the estimated 52% incidence of neurologic deterioration in patients treated with penicillamine, the currenty approved first line therapy for Wilson’s disease. (1)

Both of these clinical trials point to COPREXATM as a better choice than trientine or penicillamine for preserving neurologic function in Wilson’s disease patients who present with neurologic disease

"Initially-presenting neurologic Wilson’s disease is a serious CNS disorder adversely affecting the quality of life of these patients, which if diagnosed can be managed with adequate drug therapy, said George J. Brewer, MD, Emeritus Professor of Human Genetics at the University of Michigan and inventor of COPREXA™ and the article's lead author. The results of this study confirm earlier findings of the efficacy and safety of COPREXA™. With no adequate approved treatment, this represents an important step forward for patients suffering from neurologic Wilson’s disease."

About Wilson’s Disease

Wilson’s disease is an autosomal recessive genetic disease attributable to mutations of the ATP7B gene. Worldwide, it is estimated that there are between 10 million and 30 million carriers of the heterozygous mutated gene. These mutations lead to an inability to properly clear excess free copper from the body via the liver into the bile and stool. As a result, copper accumulates in the liver and elevated levels of toxic free copper enter the systemic circulation, cross the blood brain barrier, and enter the cerebral spinal fluid (CSF) and brain. Elevated levels of free copper in the CSF causes a myriad of neurologic toxicities due to the brain’s sensitivity to the toxic effects of free copper. Given the rarity of Wilson’s disease and the fact that it is easily mistaken for other illnesses, patients often go undiagnosed for decades.

Approximately half of newly-diagnosed Wilson’s patients initially present with neurologic symptoms and the remainder generally present with hepatic symptoms. Psychiatric symptoms of neurologically-presenting Wilson’s patients will generally precede neurologic symptoms by months or years and may include loss of emotional control, temper tantrums, emotional outbursts, bouts of crying, severe depression, suicidal ideation, loss of inhibitions, delusions, hallucinations and loss of ability to focus on tasks. Neurologic symptoms later develop as a result of neurodeneration in the basal ganglia of the brain and include impaired speech, tremor, dystonia, incoordination and dysphagia. Paralysis may ultimately occur. Without proper treatment, Wilson’s disease is usually fatal by the age of 30. However, if treatment is begun early enough, symptomatic recovery is usually complete and a life of normal length and quality can be expected.

All of the FDA approved therapies, such as trientine or penicillamine which are currently available for Wilson’s disease offer suboptimal, and indeed problematic, treatment options for initially-presenting Wilson’s patients that present with neurologic symptoms.

About COPREXA™

COPREXA™, is an oral, small-molecule, anti-copper agent that is highly specific for the reduction of free copper in serum, the most toxic form of copper in the body, and is thus ideally suited for the treatment of central nervous system (CNS) diseases in which abnormal serum and CNS copper homeostasis are implicated. We are also developing COPREXA™ for fibrotic disorders based upon the rationale that the fibrotic disease process is dependent upon the availability of free copper in the body. COPREXA™ has demonstrated the ability to inhibit fibrosis in a number of well established animal models through the sequestration of available copper and inhibition of key fibrotric cytokines, including secreted protein acid rich in cysteine (SPARC), NFκB, TGF-β, FGF-2, IL-1, IL-6, IL-8, and connective tissue growth factor (CTGF).

As such, COPREXA™ has recently completed a phase II clinical trial for the treatment of refractory idiopathic pulmonary fibrosis (IPF), a fatal respiratory disease. COPREXA is also in a phase II clinical trial for the treatment of primary biliary cirrhosis (PBC), a fibrotic disease of the hepatic system.

About Pipex Therapeutics, Inc.

Pipex Therapeutics, Inc. (“Pipex”) is a specialty pharmaceutical company that is developing proprietary, late-stage drug candidates for the treatment of neurologic and fibrotic diseases Pipex’s strategy is to exclusively in-license proprietary, clinical-stage drug candidates and complete the further clinical testing, manufacturing and regulatory requirements sufficient to seek marketing authorizations via the filing of New Drug Applications (NDAs) with the FDA in the U.S. and Marketing Application Authorizations (MAAs) with the European Medicines Evaluation Agency (EMEA). Pipex has three majority owned subsidiaries, Effective Pharmaceuticals, Inc, CD4 Biosciences, Inc. and Solovax, Inc. For further information, please visit, www.pipexinc.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect Sheffield Pharmaceuticals, Inc. and Pipex Therapeutics, Inc. (“we” or “our”) current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of COPREXA™ for the treatment of neurologic Wilson’s Disease and the prospects for regulatory filings for COPREXA™. Where possible, the Company has tried to identify these forward-looking statements by using words such as "anticipates," "believes," "intends," or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. We cannot assure you that we will be able to successfully develop or commercialize products based on our technologies, including COPREXA™, TRIMESTA™, SOLOVAX™, EFFIRMA™ or Anti-CD4 802-2, particularly in light of the significant uncertainty inherent in developing, manufacturing and conducting preclinical and clinical trials of new pharmaceuticals, and obtaining regulatory approvals, that our technologies will prove to be safe and effective, that our cash expenditures will not exceed projected levels, that we will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that we will be able to successfully obtain any further grants and awards, maintain our existing grants which are subject to performance, that we will be able to patent, register or protect our technology from challenge and products from competition or maintain or expand our license agreements with our current licensors, or that our business strategy will be successful. All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward- looking statements.

 (1)    Brewer GJ et. al, Treatment of Wilson disease with ammonium tetrathiomolybdate: III. Initial therapy in a total of 55 neurologically affected patients and follow-up with zinc therapy. Arch Neurol. 2003 Mar; 60(3):379-85

(2)    Brewer, G.J., Askari, F., Lorincz, M.T., Carlson, M., Schilsky, M., Kluin, K.J., Hedera, P., Moretti, P., Fink, J.K., Tankanow, R., et al. 2006. Treatment of Wilson disease with ammonium tetrathiomolybdate: IV. Comparison of tetrathiomolybdate and trientine in a double-blind study of treatment of the neurologic presentation of Wilson disease. Arch Neurol 63:521-527

(3)    Brewer, G.J. 2000. Wilson's Disease. Curr Treat Options Neurol 2:193-204.

(4)    Brewer, G.J. 2005. Neurologically presenting Wilson's disease: epidemiology, pathophysiology and treatment. CNS Drugs 19:185-192.

(5)    Brewer, G.J., Ullenbruch, M.R., Dick, R., Olivarez, L., and Phan, S.H. 2003. Tetrathiomolybdate therapy protects against bleomycin-induced pulmonary fibrosis in mice. J Lab Clin Med 141:210-216.

(6)    Askari, F.K., Dick, R., Mao, M., and Brewer, G.J. 2004. Tetrathiomolybdate therapy protects against concanavalin a and carbon tetrachloride hepatic damage in mice. Exp Biol Med (Maywood) 229:857-863.

(7)    Brewer, G.J., Dick, R., Ullenbruch, M.R., Jin, H., and Phan, S.H. 2004. Inhibition of key cytokines by tetrathiomolybdate in the bleomycin model of pulmonary fibrosis. J Inorg Biochem 98:2160-2167.

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Steve H. Kanzer, CPA, Esq.
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Charles Bisgaier, Ph.D.
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